Exhibit 99.1

DISCOVER FINANCIAL SERVICES REPORTS FIRST QUARTER NET INCOME OF $631 MILLION OR
$1.18 PER DILUTED SHARE

RIVERWOODS, Ill.--(BUSINESS WIRE)--March 21, 2012–Discover Financial Services (NYSE: DFS) today reported net income of $631 million for the first quarter of 2012, as compared to $465 million for the first quarter of 2011.

First Quarter Highlights

●	Total loans grew $4.6 billion, or 9%, from the prior year to $56.3 billion.

●	Credit card loans grew $1.6 billion to $45.9 billion and Discover card sales volume was up 7%.

●	The delinquency rate for credit card loans over 30 days past due declined to 2.22% and the credit card net charge-off rate declined to 3.07%, each of which were record lows.

●	Payment Services pretax income was up 21% from the prior year to $52 million. Transaction volume for the segment was $46.7 billion in the quarter, an increase of 8% from the prior year.

"Our results this quarter represent record first quarter earnings for Discover and are a great start for 2012," said David Nelms, chairman and chief executive officer of Discover.  "Continued improvements in credit performance, solid organic growth in each of our lending products and strong volume growth across our networks were key drivers of this quarter's earnings.  We also recently announced that our board of directors approved a new $2 billion share repurchase authorization.  This action, along with the two dividend increases we announced last year, reflect the strength of our capital base and our confidence in the future earnings power of the company."

Segment Results:

Direct Banking

Direct Banking pretax income of $962 million in the quarter was up $285 million, or 42%, from the prior year.

Discover card sales volume grew 7% from the prior year to $25.6 billion, primarily driven by an increase in the number of customers using their Discover card.  Credit card loans increased, ending the quarter at $45.9 billion, up $1.6 billion from the prior year.

Total loans ended the quarter at $56.3 billion, up $4.6 billion, or 9%, compared to the prior year.  Private student loans increased $3.0 billion, including the acquisition of a $2.4 billion student loan portfolio in the fourth quarter of 2011.  Personal loans increased $764 million from the prior year.  The company sold its remaining $698 million of federal student loans in the first quarter of 2012.

Net interest margin was 9.03%, down 19 basis points from the prior year and 7 basis points from the prior quarter.  The decrease in net interest margin from the prior year reflects an increase in lower yielding student loans as well as a decline in credit card yield, partially offset by lower funding costs.  Credit card yield was 12.21%, a decrease of 44 basis points from the prior year and 15 basis points from the prior quarter.  The decline in credit card yield reflects the impacts of the CARD Act and an increase in promotional rate balances, partially offset by lower interest charge-offs.  Interest expense as a percent of total loans decreased 55 basis points from the prior year and 13 basis points from the prior quarter as the company continued to take advantage of available low rate funding.

Net interest income increased $123 million, or 11%, from the prior year, primarily driven by an increase in income from student and personal loans and lower interest expense. Interest income on credit card loans increased modestly from the prior year as an increase in loan balances was partially offset by the decline in yield.

The delinquency rate for credit card loans over 30 days past due was 2.22%, an improvement of 137 basis points from the prior year, and 17 basis points from the prior quarter.  The credit card net charge-off rate decreased to 3.07% for the first quarter of 2012, down 289 basis points from the prior year and 17 basis points from the prior quarter.

Provision for loan losses of $152 million decreased $266 million, or 64%, from the prior year, primarily driven by lower charge-offs as a result of the continued decline in delinquencies. The reserve release for the first quarter of 2012 was $226 million, versus a release of $271 million in the first quarter of 2011.

Other income decreased $22 million, or 5%, from the prior year. The first quarter of 2011 included a $16 million bargain purchase gain estimate related to the acquisition of The Student Loan Corporation.

Expenses were up $82 million, or 15%, from the prior year, due to increased compensation and benefits costs reflecting increased staffing, an increase in reserves related to litigation and regulatory matters, investments in growth initiatives and infrastructure, and higher fraud costs.

Payment Services

Payment Services pretax income was a record $52 million in the quarter, up $9 million, or 21%, from the prior year.  Revenue increased $9 million, primarily driven by an increase in higher margin point-of-sale transactions on the PULSE network.  Expenses were relatively flat, as higher compensation costs were offset by lower marketing costs related to the timing of programs.

Payment Services dollar volume was $46.7 billion for the first quarter, up 8% from the prior year, driven by higher PULSE, third-party issuer and Diners Club International volume.

Share Repurchases

As previously announced, the company’s board of directors approved a new share repurchase program authorizing the company to purchase up to $2 billion of its common stock and also terminated the prior share repurchase program.  The company had repurchased a total of 18 million shares for $425 million under the prior program, all of which occurred in fiscal year 2011.

Conference Call and Webcast Information

The company will host a conference call to discuss its first quarter results on Wednesday, March 21, 2012, at 4:00 pm. Central time.  Interested parties can listen to the conference call via a live audio webcast at http://investorrelations.discoverfinancial.com.

About Discover

Discover Financial Services (NYSE: DFS) is a direct banking and payment services company with one of the most recognized brands in U.S. financial services. Since its inception in 1986, the company has become one of the largest card issuers in the United States. The company operates the Discover card, America's cash rewards pioneer, and offers personal and student loans, online savings accounts, certificates of deposit and money market accounts through its Discover Bank subsidiary. Its payment businesses consist of Discover Network, with millions of merchant and cash access locations; PULSE, one of the nation's leading ATM/debit networks; and Diners Club International, a global payments network with acceptance in more than 185 countries and territories. For more information, visit www.discoverfinancial.com.

A financial summary follows. Financial, statistical, and business related information, as well as information regarding business and segment trends, is included in the financial supplement filed as Exhibit 99.2 to the company’s Current Report on Form 8-K filed today with the Securities and Exchange Commission (“SEC”). Both the earnings release and the financial supplement are available online at the SEC’s website (http://www.sec.gov) and the company’s website (http://investorrelations.discoverfinancial.com).

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, which speak to our expected business and financial performance, among other matters, contain words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” and similar expressions. Such statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements. These forward-looking statements speak only as of the date of this press release, and there is no undertaking to update or revise them as more information becomes available.

The following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: changes in economic variables, such as the availability of consumer credit, the housing market, energy costs, the number and size of personal bankruptcy filings, the rate of unemployment, the levels of consumer confidence and consumer debt, and investor sentiment; the impact of current, pending and future legislation, regulation, supervisory guidance, and regulatory and legal actions, including those related to financial regulatory reform, consumer financial services practices, and funding, capital and liquidity; the actions and initiatives of current and potential competitors; the company’s ability to manage its expenses; the company’s ability to successfully achieve full card acceptance across its networks and maintain relationships with network participants; the company’s ability to sustain and grow its private student loan portfolio; the company’s ability to manage its credit risk, market risk, liquidity risk, operational risk, legal and compliance risk, and strategic risk; the availability and cost of funding and capital; access to deposit, securitization, equity, debt and credit markets; the impact of rating agency actions; the level and volatility of equity prices, commodity prices and interest rates, currency values, investments, other market fluctuations and other market indices; losses in the company’s investment portfolio; limits on the company's ability to pay dividends and repurchase its common stock; fraudulent activities or material security breaches of key systems; the company’s ability to increase or sustain Discover card usage or attract new customers; the company’s ability to attract new merchants and maintain relationships with current merchants; the effect of political, economic and market conditions, geopolitical events and unforeseen or catastrophic events; the company’s ability to introduce new products or services; the company’s ability to manage its relationships with third-party vendors; the company's ability to maintain current technology and integrate new and acquired systems; the company’s ability to collect amounts for disputed transactions from merchants and merchant acquirers; the company’s ability to attract and retain employees; the company’s ability to protect its reputation and its intellectual property; difficulty obtaining regulatory approval for, financing, closing, transitioning, integrating or managing the expenses of acquisitions of or investments in new businesses, products or technologies; and new lawsuits, investigations or similar matters or unanticipated developments related to current matters. The company routinely evaluates and may pursue acquisitions of or investments in businesses, products, technologies, loan portfolios or deposits, which may involve payment in cash or the company's debt or equity securities. The company’s pending acquisition of the mortgage origination business of Tree.com, Inc. is subject to closing conditions including, among others, approvals of regulators.

Additional factors that could cause the company’s results to differ materially from those described in the forward-looking statements can be found under “Risk Factors,” “Business – Competition,” “Business – Supervision and Regulation” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company's Annual Report on Form 10-K for the year ended November 30, 2011 which is filed with the SEC and available at the SEC's internet site (http://www.sec.gov).

DISCOVER FINANCIAL SERVICES
(unaudited, in millions, except per share statistics)
	Quarter Ended
	Feb 29, 2012	Nov 30, 2011	Feb 28, 2011
EARNINGS SUMMARY
Interest Income	$1,646	$1,620	$1,553
Interest Expense	353	360	383
Net Interest Income	1,293	1,260	1,170

Discount/Interchange Revenue	500	489	468
Rewards	236	215	207
Discount and Interchange Revenue, net	264	274	261
Fee Products Revenue	105	107	108
Loan Fee Income	85	87	86
Transaction Processing Revenue	53	48	43
Other Income	43	30	65
Total Other Income	550	546	563

Revenue Net of Interest Expense	1,843	1,806	1,733

Provision for Loan Losses	152	319	418

Employee Compensation and Benefits	247	229	213
Marketing and Business Development	131	144	136
Information Processing & Communications	70	69	65
Professional Fees	100	114	90
Premises and Equipment	17	18	17
Other Expense	112	95	74
Total Other Expense	677	669	595

Income Before Income Taxes	1,014	818	720
Tax Expense	383	305	255
Net Income	$631	$513	$465

Net Income Allocated to Common Stockholders	$624	$508	$459

PER SHARE STATISTICS
Basic EPS	$1.18	$0.95	$0.84
Diluted EPS	$1.18	$0.95	$0.84
Common Stock Price (period end)	$30.01	$23.82	$21.75
Book Value per share	$16.66	$15.59	$12.65

SEGMENT- INCOME BEFORE INCOME TAXES
Direct Banking	$962	$776	$677
Payment Services	52	42	43
Total	$1,014	$818	$720

BALANCE SHEET SUMMARY
Total Assets	$70,486	$68,784	$63,507
Total Liabilities	$61,657	$60,542	$56,608
Total Equity	8,829	8,242	6,899
Total Liabilities and Stockholders' Equity	$70,486	$68,784	$63,507

TOTAL LOAN RECEIVABLES STATISTICS
Ending Loans 1, 2	$56,299	$57,337	$51,663
Average Loans 1, 2	$57,606	$55,539	$51,488

Interest Yield	11.36%	11.56%	12.10%
Net Principal Charge-off Rate	2.64%	2.81%	5.42%
Net Principal Charge-off Rate excluding PCI Loans 3	2.90%	3.05%	5.64%
Delinquency Rate (over 30 days) 3	2.08%	2.30%	3.44%
Delinquency Rate (over 90 days) 3	1.08%	1.14%	1.88%
Net Principal Charge-off Dollars	$378	$387	$689
Interest and Fee Charge-off Dollars	$123	$128	$224
Loans Delinquent Over 30 Days 3	$1,066	$1,200	$1,673
Loans Delinquent Over 90 Days 3	$554	$596	$915

Allowance for Loan Loss (period end)	$1,979	$2,205	$3,033
Change in Loan Loss Reserves	($226)	($68)	($271)
Reserve Rate 4	3.51%	3.85%	5.87%
Reserve Rate Excluding PCI Loans 3, 4	3.87%	4.23%	6.23%

CREDIT CARD LOANS STATISTICS
Ending Loans	$45,918	$46,639	$44,317
Average Loans	$46,919	$45,756	$45,443

Interest Yield	12.21%	12.36%	12.65%
Net Principal Charge-off Rate	3.07%	3.24%	5.96%
Delinquency Rate (over 30 days)	2.22%	2.39%	3.59%
Delinquency Rate (over 90 days)	1.18%	1.20%	1.99%
Net Charge-off Dollars	$358	$370	$668
Loans Delinquent Over 30 Days	$1,019	$1,117	$1,590
Loans Delinquent Over 90 Days	$540	$560	$882

Allowance for Loan Loss (period end)	$1,835	$2,070	$2,939
Change in Loan Loss Reserves	($235)	($84)	($270)
Reserve Rate	4.00%	4.44%	6.63%

Total Discover Card Volume	$27,370	$26,946	$25,759
Discover Card Sales Volume	$25,604	$25,033	$23,990

NETWORK VOLUME
PULSE Network	$37,577	$33,911	$34,380
Third-Party Issuers	2,037	1,939	1,772
Diners Club International 5	7,100	7,469	6,998
Total Payment Services	46,714	43,319	43,150
Discover Network - Proprietary	26,482	25,926	24,784
Total	$73,196	$69,245	$67,934

1 Total Loans includes mortgages and other loans.

2 Purchased Credit Impaired ("PCI") loans are loans that were acquired in which a deterioration in credit quality occurred between the origination date and the acquisition date.  These loans were initially recorded at fair value and accrete interest income over the estimated lives of the loans as long as cash flows are reasonably estimable, even if the loans are contractually past due. PCI loans are private student loans and are included in total loan receivables.

3 Excludes PCI loans (described above) which are accounted for on a pooled basis.  Since a pool is accounted for as a single asset with a single composite interest rate and aggregate expectation of cash flows, the past-due status of a pool, or that of the individual loans within a pool, is not meaningful.  Because the company is recognizing interest income on a pool of loans, it is all considered to be performing.

4 The Reserve Rate includes federal student loans held for sale.

5 Volume is derived from data provided by licensees for Diners Club branded cards issued outside of North America and is subject to subsequent revision or amendment.

   Note:  See Glossary for definitions of financial terms in the financial supplement which is available online at the SEC's website (http://www.sec.gov) and the company's website (http://investorrelations.discoverfinancial.com).

CONTACT:
Discover Financial Services
Investors:
Craig Streem, 224-405-3575
craigstreem@discover.com
or
Media:
Jon Drummond, 224-405-1888
jondrummond@discover.com